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Center Bancorp, Inc. Reports Fourth-Quarter Net income Available to Common Shareholders of $3.2 Million or $0.20 Per Share and Full Year 2011 Earnings Available to Common Shareholders of $13.1 Million or $0.80 Per Share

Year-to-Year Net Income Available to Common Shareholders Up 104.1%

UNION, N.J., January 26, 2012 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (Nasdaq: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB”), today reported operating results for the fourth quarter ended December 31, 2011. Net income available to common stockholders amounted to $3.2 million, or $0.20 per fully diluted common share, for the quarter ended December 31, 2011, as compared with net income available to common stockholders of $2.4 million, or $0.15 per fully diluted common share, for the quarter ended December 31, 2010 and net income available to common stockholders of $3.6 million, or $0.22 per fully diluted common share, for the quarter ended September 30, 2011. During the fourth quarter of 2011, the Corporation repurchased warrants covering 86,705 shares of common stock granted under the TARP Capital Purchase program. The repurchase resulted in a one-time non-cash reduction in net income available to common shareholders of approximately $225,000, or $0.014 cents per common diluted share, for the fourth quarter of 2011.

Anthony C. Weagley, President and Chief Executive Officer of Center, indicated: "The results for the fourth quarter announced today are improved and decisive in reflecting the continued strength of the Corporation’s performance and balance sheet. Margins held stable during the period despite high levels of liquidity, an already strong balance sheet showed marked improvement and overhead remained controlled. Significant items affecting the Company’s fourth-quarter results included $399,000 (pretax) in other real estate (OREO) expense, resulting from the disposal of real estate properties during the period. Book value per common share rose to $7.63 at December 31, 2011, compared to $6.83 at December 31, 2010 and $7.54 at September 30, 2011. Tangible book value per common share also increased to $6.60 at December 31, 2011, compared to $5.79 at December 31, 2010 and $6.50 at September 30, 2011.”

For the twelve months ended December 31, 2011, net income available to common stockholders amounted to $13.1 million, or $0.80 per fully diluted common share, compared to $6.4 million, or $0.43 per fully diluted common share, for the same period in 2010.

Highlights for the quarter include:

•	Net interest income increased to $10.2 million, compared to $8.4 million for the fourth quarter 2010. Net interest margin on a fully taxable equivalent annualized basis increased 32 basis points to 3.50%, compared to 3.18% for the fourth quarter of 2010, driven by a lower cost of funds on the deposits mix and lower rates and volume on borrowings.

•	Continued focus on internal processes and expense controls will further improve operating efficiency. The efficiency ratio for the fourth quarter of 2011 on an annualized basis was 53.7% as compared to 49.5% in the third quarter of 2011 and 63.9% in the fourth quarter of 2010.

•	Deposits increased $61.4 million to $1.121 billion at December 31, 2011, from $1.060 billion at September 30, 2011 and increased $261.1 million from the balance reported at December 31, 2010. Growth occurred in noninterest-bearing checking deposits, savings and money market deposit accounts.

•	At December 31, 2011, total loans amounted to $756.0 million, an increase of $34.4 million compared to total loans at September 30, 2011. Total loans increased $47.6 million compared to total loans at December 31, 2010. The increases occurred primarily in the commercial and commercial real estate portfolios.

•	Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more, other real estate owned (“OREO”) and other nonperforming assets, amounted to 0.59% of total assets at December 31, 2011, compared to 1.08% at September 30, 2011 and 0.98% at December 31, 2010. At December 31, 2011, the allowance for loan losses amounted to approximately $9.6 million, or 1.27% of total loans, compared to $9.5 million, or 1.32% of total loans, at September 30, 2011, and $8.9 million, or 1.25% of total loans, at December 31, 2010. The allowance for loan losses as a percentage of total non-performing loans was 121.5% at December 31, 2011 compared to 65.6% at September 30, 2011 and 74.6% at December 31, 2010.

•	The Corporation successfully grew its capital base by $2.1 million in the fourth quarter, although certain ratios declined. The Tier 1 leverage capital ratio was 9.29% at December 31, 2011, compared to 9.51% at September 30, 2011, and 9.90% at December 31, 2010, exceeding regulatory guidelines in all periods

•	On December 7, 2011, the Corporation repurchased the warrants issued on January 12, 2009 to the U.S. Treasury as part of its participation in the U.S. Treasury's TARP Capital Purchase Program. The Corporation received $10.0 million under the program and, using funds received under the U.S. Government’s Small Business Lending Fund program, repaid the debt in full in September of this year. In the repurchase, the Corporation paid the U.S. Treasury $245,000 for the warrants.

•	The increase in fourth quarter 2011 net income was achieved notwithstanding a $399,000 OREO expense charge, resulting primarily from a charge recognized on the disposal of a commercial office property taken into OREO in October 2011 and disposed of two months later.

Mr. Weagley added: "While the economy both on a local and National level continues to moderate and reflect positive trends in key sectors of the economy, we are pleased to see signs of sustained growth in loan demand and credit quality. Our nonperforming loans declined, as did charge-offs for the fourth quarter. Net charge-offs were $234,000 in the fourth quarter, down 88% compared with the prior quarter last year, and nonperforming assets declined by 28.6%. Our overall delinquencies continue to improve with overall credit performance and trends remaining stable."

Further commenting on financial results, Mr. Weagley said “We are pleased with the execution on our business plans to grow and build shareholder value. Despite the headwinds that still exist for the banking sector, Center continues to sustain a quality balance sheet. The Corporation’s returns on average tangible equity for the fourth quarter of 2011 and the full year 2011 were 12.25% and 12.34%, respectively. We believe these returns were reasonable given the environment, although the return for the fourth quarter was modestly disappointing due to the large liquidity pool that was carried during the period. In the current environment, it is challenging to expand profit margins through asset deployment. We have strong pipelines that we believe will absorb excess cash as we move forward into 2012.”

Selected Financial Ratios

(unaudited; annualized where applicable)

As of or for the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Return on average assets	1.03%	1.10%	1.10%	0.98%	0.86%
Return on average equity	10.72%	11.12%	11.17%	9.86%	8.34%
Net interest margin (tax equivalent basis)	3.50%	3.54%	3.53%	3.55%	3.18%
Loans / deposits ratio	67.42%	68.07%	72.30%	76.62%	82.35%
Stockholders’ equity / total assets	9.49%	9.72%	9.95%	9.67%	10.02%
Efficiency ratio (1)	53.7%	49.5%	52.8%	54.8%	63.9%
Book value per common share	$7.63	$7.54	$7.39	$7.05	$6.83
Return on average tangible stockholders’ equity (1)	12.25%	12.74%	12.86%	11.44%	9.68%
Tangible common stockholders’ equity / tangible assets (1)	7.61%	7.79%	8.02%	7.70%	7.92%
Tangible book value per common share (1)	$6.60	$6.50	$6.35	$6.01	$5.79

 (1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Mr. Weagley noted, “In recapping the year, during 2011, the Corporation demonstrated strong performance and continued to move forward with its strategic business plans and produced significant results. We took aggressive actions in reducing credit issues which served to buttress an already strong balance sheet. We ended the year with Tier 1 common equity of $124.7 million and strong reserve coverage ratio (allowance for loan losses to non-performing loans) of 121.5 % of non-performing loans. Looking forward into 2012, we expect to continue to see improvement in nonperforming assets and continued momentum in key areas, including restraint of operating overhead, margins and future credit exposures.”

Net Interest Income

For the three months ended December 31, 2011, total interest income on a fully taxable equivalent basis increased $2.1 million or 18.2%, to $13.6 million, compared to the three months ended December 31, 2010. Total interest expense decreased by $37,000, or 1.2%, to $3.1 million, for the three months ended December 31, 2011, compared to the same period last year. Net interest income on a fully taxable equivalent basis was $10.5 million for the three months ended December 31, 2011, increasing $2.1 million, or 25.5%, from $8.4 million for the comparable period in 2010. Compared to 2010, for the three months ended December 31, 2011, average interest earning assets increased $150.6 million while net interest spread and margin, on a tax-equivalent basis, increased on an annualized basis by 40 basis points and 32 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

The decrease in interest expense reflects the impact of the sustained low levels in short-term interest rates coupled with a favorable shift in the deposit mix in spite of higher volumes of time deposits. The combined positive effect was a decrease in the average cost of funds, which declined 24 basis points to 1.13% from 1.37% for the quarter ended December 31, 2010 and on a linked sequential quarter decreased 5 basis points compared to the third quarter of 2011.

For the quarter ended December 31, 2011, the Corporation’s net interest spread increased 40 basis points to 3.40% as compared to 3.00% for the same three month period in 2010, while the Corporation’s net interest margin (net interest income as a percentage of interest-earning assets) increased by 32 basis points from 3.18% to 3.50%, in all cases on an annualized tax-equivalent basis.

For the twelve months ended December 31, 2011, net interest income on a fully taxable equivalent basis amounted to $40.6 million, compared to $34.0 million for 2010. For the twelve month period ended December 31, 2011, interest income increased by $4.0 million while interest expense decreased by $2.6 million from last year. Compared to 2010, for the twelve months ended December 31, 2011, average interest earning assets increased $121.5 million while net interest spread and margin increased on an annualized tax-equivalent basis by 26 basis points and 23 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

Earnings Summary for the Period Ended December 31, 2011

The following tables present condensed consolidated statement of income data for the periods indicated.

        Condensed Consolidated Statements of Income (unaudited)

        (dollars in thousands, except per share data)

For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Net interest income	$10,162	$9,850	$9,793	$9,945	$8,381
Provision for loan losses	300	1,020	250	878	2,048
Net interest income after provision for loan losses	9,862	8,830	9,543	9,067	6,333
Other income	1,866	2,283	1,732	1,597	1,304
Other expense	6,222	5,529	5,757	5,935	5,997
Income before income tax expense	5,506	5,584	5,518	4,729	1,640
Income tax expense (benefit)	1,884	1,882	1,934	1,711	(930)
Net income	$3,622	$3,702	$3,584	$3,018	$2,570
Net income available to common stockholders	$3,238	$3,557	$3,439	$2,872	$2,426
Earnings per common share:
Basic	$0.20	$0.22	$0.21	$0.18	$0.15
Diluted	$0.20	$0.22	$0.21	$0.18	$0.15
Weighted average common shares outstanding:
Basic	16,311,193	16,290,700	16,290,700	16,290,391	16,289,832
Diluted	16,327,990	16,313,366	16,315,667	16,300,604	16,290,071

Other Income

The following tables present the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Service charges on deposit accounts	$344	$369	$328	$328	$427
Loan related fees	248	203	145	87	132
Annuities and insurance commissions	29	42	33	6	4
Debit card and ATM fees	137	135	133	121	124
Bank-owned life insurance	258	260	261	260	269
Net investment securities gains	817	1,250	801	766	315
Other service charges and fees	33	24	31	29	33
Total other income	$1,866	$2,283	$1,732	$1,597	$1,304

Other income increased $562,000 for the fourth quarter of 2011 compared with the same period in 2010. During the fourth quarter of 2011, the Corporation recorded net investment securities gains of $817,000 compared to $315,000 in net investment securities gains for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1,049,000 for the three months ended December 31, 2011 compared to other income, excluding net securities gains, of $1,033,000 for the third quarter of 2011 and $989,000 for the three months ended December 31, 2010. The increase in other income in the fourth quarter 2011 when compared to the fourth quarter 2010 (excluding securities gains) was primarily from an increase of $116,000 in loan related fees, and $25,000 in commissions on Annuities and Insurance contracts offset by declines in service charges on Deposits of $83,000 and a decline in Bank Owned Life Insurance income of $11,000.

For the twelve months ended December 31, 2011, total other income increased $5.0 million compared to 2010, primarily as a result of net securities gains, net of impairment charges taken on investment securities in 2011. Excluding net securities gains and losses, the Corporation recorded other income of $3.84 million for the twelve months ended December 31, 2011 compared to $3.81 million for 2010, an increase of $33,000 or 0.87%.

Other Expense

The following tables present the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Salaries	$2,290	$2,235	$2,253	$2,208	$2,132
Employee benefits	619	613	650	659	527
Occupancy and equipment	701	713	667	866	804
Professional and consulting	351	319	245	241	272
Stationery and printing	95	73	99	101	74
FDIC Insurance	328	328	528	528	540
Marketing and advertising	15	30	65	21	34
Computer expense	323	300	350	339	366
Bank regulatory related expenses	108	102	100	98	97
Postage and delivery	42	67	51	76	69
ATM related expenses	58	60	57	58	55
Other real estate owned expense	399	—	—	(1)	221
Amortization of core deposit intangible	12	12	16	16	16
All other expenses	881	677	676	725	790
Total other expense	$6,222	$5,529	$5,757	$5,935	$5,997

Other expense for the fourth quarter of 2011 amounted to $6.2 million, which was approximately $693,000 or 12.53 percent higher than other expense for the three months ended September 30, 2011. Employee salaries and benefits increased by $61,000 or 2.14 percent, primarily driven by increases in salaries and benefits expense as compared to the quarter ended September 30, 2011. OREO expense increased $399,000 while other expense increased $204,000 primarily due to a charge on the disposal of a commercial office property taken into OREO in October 2011, and disposed of in December 2011.

The increase in other expense for the three months ended December 31, 2011, when compared to the quarter ended December 31, 2010, was approximately $225,000 and was primarily associated with increases of $250,000 in salaries and benefits, $79,000 in professional and consulting fees, OREO expense of $178,000, and miscellaneous other expenses of $91,000. These increases were partially offset by decreases of $212,000 in FDIC Insurance and $103,000 in occupancy and equipment expenses.

For the twelve months ended December 31, 2011, total other expense decreased $656,000, or 2.72%, compared to 2010.

Decreases primarily included $427,000 in one-time charges incurred in 2010 with the lease/sale of the Corporation’s former operations facility, $414,000 in FDIC Insurance and $594,000 from the early termination of a structured repurchase agreement in 2010. These decreases were partially offset by an increase in salaries and employee benefits of $762,000, OREO expense of $114,000 and other expense of $241,000.

Statement of Condition Highlights at December 31, 2011

•	Total assets amounted to $1.4 billion at December 31, 2011.
•	Total loans were $756.0 million at December 31, 2011, increasing $47.6 million, or 6.71%, from December 31, 2010. Total real estate loans increased $35.4 million or 7.00%, from December 31, 2010. Commercial loans increased $12.5 million, or 6.20%, year over year.
•	Investment securities totaled $486.7 million at December 31, 2011, reflecting an increase of $108.7 million from December 31, 2010.

•	Deposits totaled $1.1 billion at December 31, 2011, increasing $261.1 million, or 30.3%, since December 31, 2010. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $242.7 million or 32.8% from December 31, 2010. Time certificates of deposit of $100,000 or more also increased by $18.3 million or 15.3% from December 31, 2010. These increases were attributable to continued core deposit growth in overall segments of the deposits base and in niche areas, such as municipal government, private schools and universities.
•	Borrowings totaled $166.2 million at December 31, 2011, decreasing $51.9 million from December 31, 2010, primarily due to repayment of Federal Home Loan Bank advances and a structured repurchase agreement in 2010.

Condensed Statements of Condition

The following tables present condensed statements of condition as of the dates indicated.

       Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Cash and due from banks	$111,101	$113,080	$109,467	$80,129	$37,497
Investment securities
Available for sale	414,507	388,858	377,214	410,376	378,080
Held to maturity	72,233	70,142	41,804	—	—
Loans	756,010	721,608	698,148	716,096	708,444
Allowance for loan losses	(9,602)	(9,536)	(9,836)	(9,591)	(8,867)
Restricted investment in bank stocks, at cost	9,233	9,194	9,194	9,146	9,596
Premises and equipment, net	12,327	12,386	12,578	12,747	12,937
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	98	111	123	138	155
Bank-owned life insurance	28,943	28,685	28,426	28,165	27,905
Other real estate owned	591	—	—	—	—
Other assets	20,493	25,185	23,516	24,636	24,834
Total assets	$1,432,738	$1,376,517	$1,307,438	$1,288,646	$1,207,385
Deposits	$1,121,415	$1,060,022	$965,676	$934,646	$860,332
Borrowings	166,155	166,155	198,529	202,072	218,010
Other liabilities	9,252	16,532	13,129	27,344	8,086
Stockholders' equity	135,916	133,808	130,104	124,584	120,957
Total liabilities and stockholders’ equity	$1,432,738	$1,376,517	$1,307,438	$1,288,646	$1,207,385

The following tables reflect the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Demand:
Non interest-bearing	$167,164	$161,340	$158,689	$154,910	$144,210
Interest-bearing	215,523	224,052	190,944	179,900	186,509
Savings	200,930	237,900	204,051	200,195	196,291
Money market	351,237	245,787	191,277	178,956	159,200
Time	186,561	190,943	220,665	220,595	174,122
Total deposits	$1,121,415	$1,060,022	$965,676	$934,646	$860,332

Loans

Outstanding loan balances increased during the fourth quarter and additional lending opportunities continued to fuel the Corporation’s pipelines. While the overall economy has been restrictive and somewhat constrained by the uncertain economic environment, the Corporation’s growth in loans continued in the quarter. Enhanced visibility in its markets coupled with the aggressive business development activities of its sales team has continued to enhance its image and business prospects. The Corporation continues to see economic instability in the near term and therefore expects to move cautiously in the growth process into 2012. For both the quarter and twelve months ended December 31, 2011, the Corporation’s credit trends have improved and the Corporation expects credit trends to continue to improve further over the next few quarters.

The Corporation experienced growth of $99.4 million in new loans and advances during the fourth quarter offset in part by prepayments of $34.7 million coupled with scheduled payments and payoffs of $ 30.4 million. Average loans during the fourth quarter totaled $726.0 million as compared to $692.2 million during the fourth quarter of 2010, representing a 4.9 percent increase.

At December 31, 2011, the Corporation had $184.4 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes $26.9 million in commercial and commercial real estate loans and $5.5 million in residential mortgages expected to fund over the next 90 days.

The Corporation’s net loans in the fourth quarter of 2011 increased $34.3 million, to $746.4 million at December 31, 2011, from $712.1 million at September 30, 2011. The loan volume increase for the period was $19.2 million in commercial loans, $15.0 million in residential mortgage loans and of $0.1 million in consumer loans.  At December 31, 2010, net loans totaled $699.6 million. Commercial real estate, commercial and construction loans represented 79.9% of the loan portfolio at December 31, 2011, compared to 78.0% at December 31, 2010.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Real estate loans:
Residential	$151,767	$158,625	$150,271	$147,833	$154,909
Commercial	358,245	328,096	310,475	321,367	301,284
Construction	31,378	39,621	40,421	46,310	49,752
Total real estate loans	541,390	526,342	501,167	515,510	505,945
Commercial loans	214,167	194,923	196,464	200,018	201,663
Consumer and other loans	436	298	434	361	577
Total loans before deferred fees and costs	755,993	721,563	698,065	715,889	708,185
Deferred costs, net	17	45	83	207	259
Total loans	$756,010	$721,608	$698,148	$716,096	$708,444

Mr. Weagley noted that “During the fourth quarter of 2011, we gained further momentum in reducing non—performing loans. During the fourth quarter of 2011, we reduced non-performing loans by a net of $6.6 million, of which $0.7 million returned to performing status, $2.3 million was received in payments, $4.0 million was transferred to OREO, and $0.2 million was charged off. This was offset by new non-performing loans of $0.6 million. Other real estate owned (OREO) peaked at $4.0 million during the fourth quarter of 2011. By December 31, 2011, this was reduced by $3.4 million to $0.6 million resulting in additional expense during the period of $399,000. Less than $100,000 of performing loans went non-accrual during the fourth quarter of 2011. Despite sporadic legacy issues within the portfolio, we are well positioned from an asset quality perspective with continued improving trends. Moreover, we are focused on moving languishing foreclosures to conclusion, which will significantly decrease our level of non-performers as we dispose of properties.” Regarding the $3.5 million participation loan placed into non-accrual status during the third quarter of 2011, the investor group received a deed in lieu of foreclosure and the Corporation placed its pro rata share of that property into OREO on October 5, 2011. The Corporation’s share of that property was sold prior to December 31, 2011.

Asset Quality

The following tables present the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Non-accrual loans	$6,871	$14,083	$10,137	$12,336	$11,174
Loans 90 days or more past due and still accruing	1,029	451	1,013	687	714
Total non-performing loans	7,900	14,534	11,150	13,023	11,888
Other non-performing assets	—	327	327	327	—
Other real estate owned	591	—	—	—	—
Total non-performing assets	$8,491	$14,861	$11,477	$13,350	$11,888
Performing troubled debt restructured loans	$7,459	$8,898	$8,223	$7,035	$7,035

Non-performing assets / total assets	0.59%	1.08%	0.88%	1.04%	0.98%
Non-performing loans / total loans	1.04%	2.01%	1.60%	1.82%	1.68%
Net charge-offs	$234	$1,320	$5	$154	$1,950
Net charge-offs / average loans (1)	0.13%	0.75%	0.003%	0.09%	1.13%
Allowance for loan losses / total loans	1.27%	1.32%	1.41%	1.34%	1.25%
Allowance for loan losses / non-performing loans	121.5%	65.6%	88.2%	73.6%	74.6%
Total assets	$1,432,738	$1,376,517	$1,307,438	$1,288,646	$1,207,385
Total loans	756,010	721,608	698,148	716,096	708,444
Average loans	725,974	707,935	701,056	716,568	692,166
Allowance for loan losses	9,602	9,536	9,836	9,591	8,867

(1) Annualized.

Non-accrual loans decreased from $14.1 million at September 30, 2011 to $6.9 million at December 31, 2011. Loans past due 90 days or more and still accruing increased from $451,000 at September 30, 2011 to $1.0 million at December 31, 2011. Other real estate owned (OREO) at December 31, 2011 was $591,000. Troubled debt restructured loans, which are performing loans, decreased from $8.9 million at September 30, 2011 to $7.5 million at December 31, 2011, reflecting the return to original contractual repayment terms for 2 residential mortgages totaling $1.5 million offset by the inclusion of 1 new residential mortgage of under $100 thousand. Interest income lost on loans placed into non-accrual during the three and twelve months ended December 31, 2011 amounted to $101,000 and $378,000, respectively.

At December 31, 2011, non-performing assets totaled $8.5 million, or 0.59% of total assets, as compared with $11.9 million, or 0.98%, at December 31, 2010 and $14.9 million, or 1.08%, at September 30, 2011. The decrease from December 31, 2010 was achieved notwithstanding the addition of several new residential loans (totaling approximately $2.6 million) and commercial loans (totaling approximately $1.4 million) into non-performing status. This was more than offset by decreases from pay-downs of $5.0 million, total charge-offs of $0.7 million of existing loans, and the transfer to performing troubled debt restructured from non-accrual status of $1.7 million.

The allowance for loan losses at December 31, 2011 amounted to approximately $9.6 million, or 1.27% of total loans, compared to 1.25% of total loans at December 31, 2010. The allowance for loan losses as a percentage of total non-performing loans was 121.5% at December 31, 2011 compared to 74.6% at December 31, 2010.

A discussion of the significant components of non-performing assets at December 31, 2011 is outlined below.

•	Two non-accrual relationships totaling $2,111,000 and $611,000, respectively, secured by senior liens on three separate residential properties, located in Morris and Somerset counties in New Jersey, respectively, are currently in foreclosure; no loss to the Corporation is anticipated, although no assurance can be made with respect to the outcome at this time. The Somerset County loan has been modified; the related foreclosure action was suspended; the loan is currently performing and should come out of nonaccrual status in the second quarter of 2012 with performance under the modified terms.

•	Collection of a $3.0 million loan, representing the Bank’s portion of a non-accrual participation loan secured by an operating oceanfront property in Nassau County, NY, has been stalled due to the borrower’s third quarter 2011 bankruptcy filing. Counsel representing the interests of all participant banks has filed a motion to convert the bankruptcy case to a liquidation matter. As an alternative to the bankruptcy conversion, the borrower, on January 9, 2012, signed a term sheet proposed by counsel for the participating banks, which, among other things, provides for the payment of all delinquent real estate taxes and the pledging of sufficient cash to be able to make interest payments for a 24 month period. Formal documentation memorializing the agreement is expected during the first quarter of 2012 and presentation to the bankruptcy court for confirmation is expected during the second quarter of 2012.

Capital

At December 31, 2011, total stockholders' equity amounted to $135.9 million, or 9.49% of total assets. Tangible common stockholders' equity was $107.8 million, or 7.61% of tangible assets, compared to 7.92% at December 31, 2010. Book value per common share was $7.63 at December 31, 2011, compared to $6.83 at December 31, 2010. Tangible book value per common share was $6.60 at December 31, 2011 compared to $5.79 at December 31, 2010.

At December 31, 2011, the Corporation’s Tier 1 leverage capital ratio was 9.29%, the Tier 1 risk-based capital ratio was 12.00% and the total risk-based capital ratio was 12.89%. Tier 1 capital increased to approximately $129.4 million at December 31, 2011 from $116.6 million at December 31, 2010, reflecting an increase in retained earnings.

At December 31, 2011, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following tables present a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Net income	$3,622	$3,702	$3,584	$3,018	$2,570
Average stockholders’ equity	$135,142	$133,151	$128,391	$122,492	$123,218
Less: Average goodwill and other intangible assets	16,910	16,922	16,936	16,952	16,968
Average tangible stockholders’ equity	$118,232	$116,229	$111,455	$105,540	$106,250

Return on average stockholders’ equity	10.72%	11.12%	11.17%	9.86%	8.34%
Add: Average goodwill and other intangible assets	1.53%	1.62%	1.70%	1.58%	1.34%
Return on average tangible stockholders’ equity	12.25%	12.74%	12.86%	11.44%	9.68%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following tables present a reconciliation of book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Common shares outstanding	16,332,327	16,290,700	16,290,700	16,290,700	16,289,832
Stockholders’ equity	$135,916	$133,808	$130,104	$124,584	$120,957
Less: Preferred stock	11,250	11,012	9,741	9,721	9,700
Less: Goodwill and other intangible assets	16,902	16,915	16,927	16,942	16,958
Tangible common stockholders’ equity	$107,764	$105,881	$103,436	$97,921	$94,299

Book value per common share	$7.63	$7.54	$7.39	$7.05	$6.83
Less: Goodwill and other intangible assets	1.03	1.04	1.04	1.04	1.04
Tangible book value per common share	$6.60	$6.50	$6.35	$6.01	$5.79

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following tables present a reconciliation of total assets to tangible assets and a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Total assets	$1,432,738	$1,376,517	$1,307,438	$1,288,646	$1,207,385
Less: Goodwill and other intangible assets	16,902	16,915	16,927	16,942	16,958
Tangible assets	$1,415,836	$1,359,602	$1,290,511	$1,271,704	$1,190,427

Total stockholders' equity / total assets	9.49%	9.72%	9.95%	9.67%	10.02%
Tangible common stockholders' equity / tangible assets	7.61%	7.79%	8.02%	7.70%	7.92%

 Other income is presented in the table below including and excluding net securities gains. We believe that many investors desire to evaluate other income without regard for securities gains.

(in thousands)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Other income	$1,866	$2,283	$1,732	$1,597	$1,304
Less: Net investment securities gains	817	1,250	801	766	315
Other income, excluding net investment securities gains	$1,049	$1,033	$931	$831	$989

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Other expense	$6,222	$5,529	$5,757	$5,935	$5,997

Net interest income (tax equivalent basis)	$10,531	$10,130	$9,974	$9,990	$8,394
Other income, excluding net investment securities gains	1,049	1,033	931	831	989
Total	$11,580	$11,163	$10,905	$10,821	$9,383

Efficiency ratio	53.7%	49.5%	52.8%	54.8%	63.9%

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Investment securities
Available for sale	$409,480	$365,422	$390,391	$410,014	$362,312
Held to maturity	69,587	71,789	38,985	—	—
Loans	725,974	707,935	701,056	716,568	692,166
Allowance for loan losses	(9,506)	(10,383)	(9,601)	(9,139)	(8,843)
All other assets	214,984	206,857	180,753	111,688	149,377
Total assets	$1,410,519	$1,341,620	$1,301,584	$1,229,131	$1,195,012
Non interest-bearing deposits	$166,027	$161,744	$157,002	$152,074	$151,038
Interest-bearing deposits	934,774	838,508	805,752	737,196	697,619
Borrowings	166,155	199,747	202,902	213,664	216,483
Other liabilities	8,421	8,470	7,537	3,705	6,654
Stockholders’ equity	135,142	133,151	128,391	122,492	123,218
Total liabilities and stockholders’ equity	$1,410,519	$1,341,620	$1,301,584	$1,229,131	$1,195,012

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At December 31, 2011, the Corporation had total assets of $1.4 billion, total deposits of $1.1 billion and stockholders' equity of $135.9 million.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding anticipated growth in loan demand, anticipated improvement in credit quality, the future quality of the Corporation’s statement of condition, the Corporation’s loan and business pipelines, future credit trends, overall corporate growth, the emergence of certain loans from non-accrual status and future foreclosure proceedings) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(Unaudited)

(in thousands, except for share data)	December 31, 2011	December 31, 2010

ASSETS
Cash and due from banks	$111,101	$37,497
Investment securities
Available for sale	414,507	378,080
Held to maturity (fair value of $74,922 in 2011 and $0 in 2010)	72,233	—
Loans	756,010	708,444
Less: Allowance for loan losses	9,602	8,867
Net loans	746,408	699,577
Restricted investment in bank stocks, at cost	9,233	9,596
Premises and equipment, net	12,327	12,937
Accrued interest receivable	6,219	4,134
Bank-owned life insurance	28,943	27,905
Goodwill	16,804	16,804
Prepaid FDIC assessments	1,884	3,582
Other real estate owned	591	—
Other assets	12,488	17,273
Total assets	$1,432,738	$1,207,385
LIABILITIES
Deposits:
Non-interest bearing	$167,164	$144,210
Interest-bearing:
Time deposits $100 and over	137,998	119,651
Interest-bearing transaction, savings and time deposits $100 and less	816,253	596,471
Total deposits	1,121,415	860,332
Short-term borrowings	—	41,855
Long-term borrowings	161,000	171,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	9,252	8,086
Total liabilities	1,296,822	1,086,428
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 11,250 shares Series B at December 31, 2011 and 10,000 shares Series A at December 31, 2010	11,250	9,700
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at December 31, 2011 and December 31, 2010; outstanding 16,332,327 shares at December 31, 2011 and 16,289,832 shares at December 31, 2010	110,056	110,056
Additional paid in capital	4,715	4,941
Retained earnings	32,695	21,633
Treasury stock, at cost (2,145,085 common shares at December 31, 2011 and 2,187,580 common shares at December 31, 2010)	(17,354)	(17,698)
Accumulated other comprehensive loss	(5,446)	(7,675)
Total stockholders’ equity	135,916	120,957
Total liabilities and stockholders’ equity	$1,432,738	$1,207,385

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except for share data)	2011	2010	2011	2010

Interest income
Interest and fees on loans	$9,197	$9,035	$36,320	$37,200
Interest and dividends on investment securities:
Taxable	3,199	2,251	13,278	10,588
Tax-exempt	717	26	1,700	220
Dividends	150	207	629	706
Total interest income	13,263	11,519	51,927	48,714
Interest expense
Interest on certificates of deposit $100 or more	270	265	1,215	1,301
Interest on other deposits	1,172	993	4,305	4,705
Interest on borrowings	1,659	1,880	6,657	8,779
Total interest expense	3,101	3,138	12,177	14,785
Net interest income	10,162	8,381	39,750	33,929
Provision for loan losses	300	2,048	2,448	5,076
Net interest income after provision for loan losses	9,862	6,333	37,302	28,853
Other income
Service charges, commissions and fees	481	551	1,896	1,975
Annuities and insurance commissions	29	4	110	123
Bank-owned life insurance	258	269	1,038	1,226
Other	281	165	800	487
Other-than-temporary impairment losses on investment securities	(39)	(228)	(342)	(8,953)
Portion of losses recognized in other comprehensive income, before taxes	—	—	—	3,377
Net other-than-temporary impairment losses on investment securities	(39)	(228)	(342)	(5,576)
Net gains on sale of investment securities	856	543	3,976	4,237
Net investment securities gains (losses)	817	315	3,634	(1,339)
Total other income	1,866	1,304	7,478	2,472
Other expense
Salaries and employee benefits	2,909	2,659	11,527	10,765
Occupancy and equipment	701	804	2,947	3,181
FDIC insurance	328	540	1,712	2,126
Professional and consulting	351	272	1,156	1,121
Stationery and printing	95	74	368	316
Marketing and advertising	15	34	131	268
Computer expense	323	366	1,312	1,366
Other real estate owned, net	399	221	398	284
Loss on fixed assets, net	—	—	—	427
Repurchase agreement termination fee	—	—	—	594
Other	1,101	1,027	3,892	3,651
Total other expense	6,222	5,997	23,443	24,099
Income before income tax expense (benefit)	5,506	1,640	21,337	7,226
Income tax expense (benefit)	1,884	(930)	7,411	222
Net Income	3,622	2,570	13,926	7,004
Preferred stock dividends and accretion	384	145	820	582
Net income available to common stockholders	$3,238	$2,425	$13,106	$6,422
Earnings per common share
Basic	$0.20	0.15	$0.80	$0.43
Diluted	$0.20	0.15	$0.80	$0.43
Weighted Average Common Shares Outstanding
Basic	16,311,193	16,289,832	16,295,761	15,025,870
Diluted	16,327,990	16,290,071	16,314,899	15,027,159

CENTER BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(Unaudited)

	Three Months Ended
(in thousands, except for share data)	12/31/2011	9/30/2011	12/31/2010
Statements of Income Data

Interest income	$13,263	$12,919	$11,519
Interest expense	3,101	3,069	3,138
Net interest income	10,162	9,850	8,381
Provision for loan losses	300	1,020	2,048
Net interest income after provision for loan losses	9,862	8,830	6,333
Other income	1,866	2,283	1,304
Other expense	6,222	5,529	5,997
Income before income tax expense (benefit)	5,506	5,584	1,640
Income tax expense (benefit)	1,884	1,882	(930)
Net income	$3,622	$3,702	$2,570
Net income available to common stockholders	$3,238	$3,557	$2,425
Earnings per Common Share
Basic	$0.20	$0.22	$0.15
Diluted	$0.20	$0.22	$0.15
Statements of Condition Data (Period-End)
Investment securities
Available for sale	$414,507	$388,858	$378,080
Held for maturity( fair value $74,922, $72,371, and $0)	72,233	70,142	—
Loans	756,010	721,608	708,444
Assets	1,432,738	1,376,517	1,207,385
Deposits	1,121,415	1,060,022	860,332
Borrowings	166,155	166,155	218,010
Stockholders' equity	135,916	133,808	120,957
Common Shares Dividend Data
Cash dividends	$489	$489	$489
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	15.10%	13.75%	20.16%
Weighted Average Common Shares Outstanding
Basic	16,311,193	16,290,700	16,289,832
Diluted	16,327,990	16,313,366	16,290,071
Operating Ratios
Return on average assets	1.03%	1.10%	0.86%
Return on average equity	10.72%	11.12%	8.34%
Return on average tangible equity	12.25%	12.74%	9.68%
Average equity / average assets	9.58%	9.92%	10.31%
Book value per common share (period-end)	$7.63	$7.54	$6.83
Tangible book value per common share (period-end)	$6.60	$6.50	$5.79
Non-Financial Information (Period-End)
Common stockholders of record	563	570	592
Full-time equivalent staff	163	161	159